Exhibit 99.1

NEWS RELEASE

For immediate Release

Vail Resorts Contacts:

Media: Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

VAIL RESORTS COMPLETES OFFERING OF SENIOR SUBORDINATED NOTES

    Company completes $390 million offering of 6.75% Senior Subordinated Notes due 2014
    Company accepts and pays for the portion of its 8.75% Senior Subordinated Notes due 2009 tendered as of January 27, 2004, which was 96.9% of the outstanding notes

VAIL, Colo. - January 29, 2004 - Vail Resorts, Inc. (NYSE: MTN) announced today the completion of its private offering of $390 million aggregate principal amount of 6.75% Senior Subordinated Notes due 2014.

The Company is using the net proceeds of the offering to consummate the cash tender offer (the "Offer") and consent solicitation for any and all of its $360 million outstanding principal amount of its 8.75% Senior Subordinated Notes due 2009. As of 5:00 p.m. January 27, 2004, 96.9% of the 8.75% Senior Subordinated Notes had been tendered, and the Company today accepted and paid for all such notes tendered, including the consent payment. The Offer commenced on January 13, 2004, and expires on February 10, 2004.

The Company also announced that it has received the requisite consents to adopt the proposed amendments to the indentures governing the 8.75% Senior Subordinated Notes. Accordingly, the Company and the trustee under the indentures have executed supplemental indentures containing the amendments. The amendments to the indentures are binding upon the holders of the 8.75% Senior Subordinated Notes, including those not tendered into the Offer.

The 6.75% Senior Subordinated Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and to persons outside the United States under Regulation S of the Securities Act.

The securities will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Vail Resorts, Inc. is the premier mountain resort operator in North America. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly Resort in California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming. In addition, the Company's RockResorts luxury resort hotel company operates 10 resort hotels throughout the United States. The Vail Resorts corporate website is www.vailresorts.com and the consumer websites are www.snow.com and www.rockresorts.com. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Investors are also directed to other risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2003 and other documents filed by the Company with the Securities and Exchange Commission.